UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FirstEnergy Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.
	(3)	Filing Party:
	(4)	Date Filed:

(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)

Anthony J. Alexander Letterhead

April 30, 2013

Dear FirstEnergy Shareholder:

We continue to build on a sound business strategy that is helping your company compete and succeed. This strategy leverages the diversity of our assets, including a clean and highly efficient generating fleet, 10 regulated utilities across multiple states, and one of the nation’s largest transmission systems.

By achieving strong performance in our three core businesses – generation, distribution and transmission – we can deliver greater financial stability, grow our business, and enhance the value of your investment.

While our company and industry continue to face significant challenges, we are focused on expanding our competitive business and aggressively managing our capital and operating expenses. In 2012, our competitive subsidiary, FirstEnergy Solutions (FES), achieved 42 percent growth in the number of retail customers served through the continued execution of its retail sales strategy. With more than 2.6 million customers, FES is now positioned for growth as retail market prices improve.

In 2012, we pursued cost-effective measures designed to enhance the reliability and efficiency of our regulated utility operations, including strategic investments that are expected to maintain the integrity of our transmission and distribution system while providing a solid base of revenue for our company. We also reorganized certain areas of our business to achieve more appropriate staffing levels, reduced operating expenses at several of our large fossil plants, and implemented other operational efficiencies and improvements to better position our fleet. In addition, we maintained our annual dividend of $2.20 per share as well as our credit ratings through very challenging economic conditions. We also significantly reduced the expected capital investment required to comply with the EPA’s Mercury and Air Toxic Standards to $975 million – from a preliminary projection of $2 billion to $3 billion.

Based on the outstanding leadership our Board and management have provided in support of our ongoing success, I ask that you vote in favor of the Director nominees named in our proxy statement (Item 1), and also support our management proposals (Items 2 through 4). In addition, the Board unanimously recommends you vote against the five shareholder proposals (Items 5 through 9). You can find more information about these proposals in our enclosed 2013 proxy statement, and on our website at www.firstenergycorp.com/financialreports. Our Annual Meeting will be held on May 21, 2013. I encourage you to vote your shares today.

I appreciate your support of FirstEnergy and our leadership team. If you would like to discuss any issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary Rhonda Ferguson, at 330-384-5620.

Sincerely,

/s/ Anthony J. Alexander

IMPORTANT INFORMATION

FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2013 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2013. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2013.